Exhibit 99.1

Allison Transmission, Inc.
Indianapolis, IN

For Immediate Release

Allison Transmission Announces Second Quarter 2012 Results

•	Net Sales increased by 1 percent compared to the second quarter of 2011

•	Adjusted EBITDA was $191 million and Adjusted EBITDA margin was 34.1 percent

•	Adjusted Net Income was $87 million and Adjusted Free Cash Flow was $80 million

•

Updated guidance for full year 2012: Net Sales growth of 1 to 3 percent, Adjusted EBITDA margin of 33.5 to 34.0 percent and Adjusted Free Cash Flow of $350 million to $375 million, or $1.85 to $2.00 per diluted share

Indianapolis, IN, July 30, 2012 – Allison Transmission Holdings, Inc. (NYSE: ALSN), the world’s largest manufacturer of fully-automatic transmissions for medium- and heavy-duty commercial vehicles and hybrid-propulsion systems for city buses, today reported net sales for the quarter of $559 million, a 1 percent increase over the same period in 2011. Net Income for the quarter was $413 million, compared to a net loss of $17 million for the same period in 2011, an increase of $430 million. Adjusted Net Income, a non-GAAP financial measure, was $87 million for the quarter, a 701 percent increase over the same period in 2011. Diluted earnings per share for the quarter were $2.21.

The increase in net sales was principally driven by increased demand for North America On-Highway, Wheeled Military and Outside North America Off-Highway products, supported by price increases on certain products. Growth in these markets was largely offset by decreased demand in the North America Off-Highway energy sector resulting from weakness in natural gas pricing and fewer sales of North America Hybrid-Propulsion Systems for Transit Buses. Our Outside North America On-Highway net sales in the quarter were in line with the prior year, due to weakness in European end markets largely offsetting growth in China and Latin America.

Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $191 million, or 34.1 percent of net sales, compared to $193 million for the same period in 2011. Adjusted Free Cash Flow, also a non-GAAP financial measure, for the quarter was $80 million, an 18 percent increase over the same period in 2011.

Lawrence E. Dewey, Chairman, President and Chief Executive Officer of Allison Transmission commented, “Following strong first quarter results we are pleased to report continued sound financial performance supported by attractive year over year growth in our core North America On-Highway end market, and in our Outside North America Off-Highway end market. We achieved this growth despite signs of slowing economic growth rates and decreased demand for transmissions used in North America energy sector hydraulic fracturing processes. We continued to demonstrate strong operating margins and a robust level of cash flow while investing in growth opportunities, including underserved markets and Outside North America manufacturing. We remain committed to debt reduction and the return of capital to our shareholders.”

Second Quarter Net Sales by End Market

End Market	Q2 2012 Net Sales ($M)	Q2 2011 Net Sales ($M)	% Variance
North America On-Highway	$217	$189	15%
North America Hybrid-Propulsion Systems for Transit Bus	$18	$40	(55%)
North America Off-Highway	$44	$70	(37%)
Military	$80	$69	16%
Outside North America On-Highway	$78	$77	1%
Outside North America Off-Highway	$30	$21	43%
Service, Parts, Support Equipment & Other	$92	$90	2%
Total	$559	$556	1%

Second Quarter Highlights

North America On-Highway end market continued its recovery with net sales up 15 percent in the second quarter from the same period in 2011. Rugged Duty Series and school bus models were the primary drivers of this performance followed by a smaller increase in motor home models. These increases were partially offset by reduced sales of Highway Series models. We expect continued growth in this end market in the second half, though at an appreciably slower rate than what we have experienced year to date, given diminished commercial vehicle production forecasts.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales in the second quarter were down 55 percent from the same period in 2011 principally due to intra-year movements in the timing of orders. We believe second half net sales will be higher relative to the level experienced in second quarter of 2012.

North America Off-Highway end market net sales in the second quarter were down 37 percent from the same period in 2011. The year over year decrease in the quarter was principally driven by decreased demand from hydraulic fracturing applications due to weakness in natural gas pricing. We believe second half year over year comparisons will continue to be challenging due to the strong demand we experienced last year and into the first quarter of 2012, and that second quarter net sales are more reflective of the demand level we can expect for the remainder of the year.

Military end market net sales in the second quarter were up 16 percent from the same period in 2011. The year over year increase in the quarter was principally driven by increased wheeled military products requirements. Due to anticipated reductions in U.S. defense spending we continue to expect a decline in net sales for the second half of 2012 compared to the prior year.

Outside North America On-Highway end market net sales in the second quarter were up 1 percent from the same period in 2011, reflecting strength in China and Latin America being offset by a weaker environment in Europe. Despite challenging economic conditions, we continued to pursue our strategic priorities including regional marketing efforts to increase the penetration level of fully-automatic transmissions and attainment of additional vehicle releases in key emerging growth markets. We expect second half net sales in line with the prior year level due to increases in emerging markets offsetting continued weakness in European end markets.

Outside North America Off-Highway end market net sales in the second quarter were up 43 percent from the same period in 2011. The year over year increase in the quarter was principally driven by continued strong demand from the mining and energy sectors. We expect continued double-digit year over year growth in second half net sales driven by the energy and mining sectors and our increased penetration in these end markets.

Service parts, support equipment & other end market net sales were up 2 percent from the same period in 2011. The year over year increase in the quarter was principally driven by price increases on certain products, support equipment sales commensurate with increased transmission unit volume and increased global on-highway service parts sales partially offset by decreased global off-highway service parts sales. We expect second half net sales in line with the prior year level.

Gross profit for the quarter was $252 million, an increase of 3 percent over gross profit of $245 million for the same period in 2011. Gross margin for the quarter was 45 percent, an increase of 100 basis points over gross margin of 44 percent for the same period in 2011. The increases were principally driven by price increases on certain products and improved manufacturing performance partially offset by unfavorable sales mix.

Selling, general and administrative expenses for the quarter were $109 million, an increase of 13 percent over selling, general and administrative expenses of $97 million for the same period in 2011. The increase was principally driven by a warranty expense charge for the dual power inverter module (“DPIM”) extended coverage program and favorable 2011 product warranty expense adjustments partially offset by decreased global commercial spending activities. The DPIM warranty expense charge is attributable to design issues related to the introduction of the DPIM replacement in late 2009.

Engineering – research and development expenses for the quarter were $23 million, compared to $28 million for the same period in 2011, a decrease of $5 million. The decrease was principally driven by higher 2011 technology-related license expense partially offset by increased product initiatives spending.

Second Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $191 million, a decrease of 1 percent from Adjusted EBITDA of $193 million for the same period in 2011. The decrease was principally driven by favorable 2011 product warranty expense adjustments, increased product initiatives spending and increased other expense, net partially offset by increased gross profit, decreased global commercial spending activities and higher 2011 technology-related license expense.

Adjusted Net Income for the quarter was $87 million compared to $11 million for the same period in 2011, which included $57 million of premiums and expenses on tender offer for long-term debt. Excluding the impact of the 2011 debt retirement charge, the increase in Adjusted Net Income was principally driven by increased gross profit, decreased global commercial spending activities, higher 2011 technology-related license expense and decreased cash interest expense as a result of debt repayments and purchases partially offset by a warranty expense charge for the DPIM extended coverage program, favorable 2011 product warranty expense adjustments, increased product initiatives spending and increased other expense, net. The decrease in cash interest expense resulting from debt repayments and purchases is consistent with our commitment of using cash flow to reduce indebtedness over time.

Adjusted Free Cash Flow for the quarter was $80 million, an increase of 18 percent over Adjusted Free Cash Flow of $68 million for the same period in 2011. The increase was principally driven by increased net cash provided by operating activities partially offset by increased capital expenditures attributable to the continued expansion of our India facility which will be completed in the third quarter of 2012, as well as increased product initiatives spending and investments in productivity and replacement programs. The increased capital expenditures were partially offset by the construction of our Hungary manufacturing facility in 2011.

Full Year 2012 Guidance Update

Allison expects 2012 net sales growth in the range of 1 to 3 percent and an Adjusted EBITDA margin in the range of 33.5 to 34.0 percent. Adjusted Free Cash Flow is expected to be in the range of $350 to $375 million, or $1.85 to $2.00 per diluted share. Capital expenditures are expected to be in the range of $115 to $130 million subject to timely completion of development and sourcing milestones for new product programs. Cash income taxes are expected to be in the range of $10 to $15 million.

Our full year guidance, reflecting a cautious approach given heightened market uncertainty, assumes year over year net sales growth in Global On-Highway, Outside North America Off-Highway and Service Parts, Support Equipment & Other end markets partially offset by year over year net sales reductions in the North America Off-Highway, Military and North America Hybrid-Propulsion Systems for Transit Bus end markets. Despite the implied second half net sales decline compared to the prior year, largely attributable to the cyclicality of the North America energy sector, Allison’s core North America On-Highway end market continues to recover while our Outside North America end markets initiatives deliver modest growth in challenging economic conditions. In addition to our core end markets net sales performance, we continue to demonstrate strong operating margins and a robust level of cash flow while investing in growth opportunities and maintaining our commitment to debt reduction and the return of capital to our shareholders.

Conference Call and Webcast

The company will host a conference call at 4:30 p.m. Eastern Time on Monday, July 30, 2012 to discuss its second quarter 2012 results. Dial-in number is 1-719-457-2641 and the U.S. toll-free dial-in number is 1-888-203-7337. Passcode for the call is 9714928. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at http://ir.allisontransmission.com/.

For those unable to participate in the conference call, a replay will be available from 7:30 p.m. Eastern Time on July 30, 2012 until Noon Eastern Time on August 6, 2012. The replay dial-in number is 1-858-384-5517 and the U.S. toll-free replay dial-in number is 1-877-870-5176. Replay passcode is 9714928.

About Allison Transmission

Allison Transmission is the world’s largest manufacturer of fully-automatic transmissions for medium- and heavy-duty commercial vehicles, medium- and heavy-tactical U.S. military vehicles and hybrid-propulsion systems for transit buses. Allison transmissions are used in a variety of applications including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (primarily school and transit), motor homes, off-highway vehicles and equipment (primarily energy and mining) and military vehicles (wheeled and tracked). Founded in 1915, the Allison business is headquartered in Indianapolis, Indiana, U.S.A. and employs approximately 2,800 people. Allison has manufacturing facilities and customization centers located in China, The Netherlands, Brazil, India and Hungary. With a global presence, serving customers in North America, Europe, Asia, Australia, South America, and Africa, Allison also has over 1,500 independent distributor and dealer locations worldwide. More information about Allison is available at www.allisontransmission.com.

Forward-Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; general economic and industry conditions; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; the concentration of our net sales in our top five customers and the loss of any one of these; risks associated with our international operations; brand and reputational risks; our intention to pay dividends; and labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

ir@allisontransmission.com

Media Relations

media@allisontransmission.com

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net sales	$559.4	$555.7	$1,161.3	$1,072.7
Cost of sales	307.5	311.2	625.6	598.2

Gross profit	251.9	244.5	535.7	474.5
Selling, general and administrative expenses	109.1	96.7	210.3	197.6
Engineering - research and development	23.2	28.2	51.1	58.5

Operating income	119.6	119.6	274.3	218.4
Interest expense, net	(34.1)	(71.0)	(74.8)	(120.6)
Other expense, net	(22.8)	(59.8)	(53.6)	(54.1)

Income (loss) before income taxes	62.7	(11.2)	145.9	43.7
Income tax benefit (expense)	350.1	(6.0)	324.9	(24.0)

Net income (loss)	$412.8	$(17.2)	$470.8	$19.7

Basic earnings (loss) per share attributable to common stockholders	$2.28	$(0.09)	$2.60	$0.11
Diluted earnings (loss) per share attributable to common stockholders	$2.21	$(0.09)	$2.55	$0.11

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	June 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$112.1	$314.0
Accounts receivables - net of allowance for doubtful accounts of $0.9 and $1.3 respectively	234.8	194.7
Inventories	168.3	155.9
Deferred income taxes, net	30.9	3.4
Other current assets	31.7	34.7

Total Current Assets	577.8	702.7
Property, plant and equipment, net	581.3	581.8
Intangible assets, net	3,732.1	3,807.1
Deferred income taxes, net	88.4	0.8
Other non-current assets	84.4	100.2

TOTAL ASSETS	$5,064.0	$5,192.6

LIABILITIES
Current Liabilities
Accounts payable	$186.2	$162.6
Current portion of long term debt	8.0	31.0
Other current liabilities	215.4	256.3

Total Current Liabilities	409.6	449.9

Long term debt	3,012.6	3,345.0
Other non-current liabilities	358.0	576.0

TOTAL LIABILITIES	3,780.2	4,370.9
TOTAL STOCKHOLDERS’ EQUITY	1,283.8	821.7

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$5,064.0	$5,192.6

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$106.9	$83.8	$246.5	$193.7
Net cash (used for) provided by investing activities	(34.6)	20.3	(70.0)	14.5
- Additions of long-lived assets	(26.8)	(16.0)	(62.5)	(27.6)
Net cash used for financing activities	(170.3)	(186.2)	(388.1)	(186.2)
Effect of exchange rate changes in cash	17.2	1.5	9.7	(2.4)

Net (decrease) increase in cash and cash equivalents	(80.8)	(80.6)	(201.9)	19.6
Cash and cash equivalents at beginning of period	192.9	352.4	314.0	252.2

Cash and cash equivalents at end of period	$112.1	$271.8	$112.1	$271.8

Supplemental disclosures:
Interest paid	$52.7	$84.9	$88.8	$114.8
Income taxes paid	$3.5	$2.1	$6.4	$3.7

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net income (loss)	$412.8	$(17.2)	$470.8	$19.7
plus:
Interest expense, net	34.1	71.0	74.8	120.6
Cash interest	(52.7)	(84.9)	(88.8)	(114.8)
Income tax (benefit) expense	(350.1)	6.0	(324.9)	24.0
Cash income taxes	(3.5)	(2.1)	(6.4)	(3.7)
Fee to terminate services agreement with Sponsors (a)	—	—	16.0	—
Initial public offering expenses (b)	0.4	—	6.1	—
Technology-related investment expense (c)	8.0	—	8.0	—
Amortization of intangible assets	37.5	38.0	75.0	76.0

Adjusted net income	$86.5	$10.8	$230.6	$121.8
Cash interest expense	52.7	84.9	88.8	114.8
Cash income taxes	3.5	2.1	6.4	3.7
Depreciation of property, plant and equipment	25.3	25.8	49.9	51.5
Loss on repurchases of long-term debt (d)	7.6	8.3	21.1	8.3
Dual power inverter module extended coverage (e)	9.4	—	9.4	—
Benefit plan re-measurement (f)	2.3	—	2.3	—
Unrealized loss on hedge contracts (g)	1.7	2.6	1.0	1.0
Premiums and expenses on tender offer for long-term debt (h)	—	56.9	—	56.9
Restructuring charges (i)	—	0.6	—	0.6
Benefit plan adjustment (j)	—	(2.0)	—	(2.0)
Other (k)	1.7	3.0	4.2	5.7

Adjusted EBITDA	$190.7	$193.0	$413.7	$362.3

Net sales	$559.4	$555.7	$1,161.3	$1,072.7
Adjusted EBITDA margin	34.1%	34.7%	35.6%	33.8%
Net Cash Provided by Operating Activities	$106.9	$83.8	$246.5	$193.7
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(26.8)	(16.0)	(62.5)	(27.6)
Fee to terminate services agreement with Sponsors (a)	—	—	16.0	—

Adjusted Free Cash Flow	$80.1	$67.8	$200.0	$166.1

(a)	Represents a one-time payment (recorded in Other expense, net) to terminate the services agreement with affiliates of the Carlyle Group and Onex Corporation (the “Sponsors”).
(b)	Represents $0.4 million and $6.1 million of fees and expenses (recorded in Other expense, net) related to our initial public offering in March 2012 for the three and six months ended June 30, 2012, respectively.
(c)	Represents an $8.0 million impairment charge (recorded in Other expense, net) on investments in co-development agreements with various companies to expand our position in transmission technologies.
(d)	Represents a $7.6 million and $8.3 million loss (recorded in Other expense, net) realized on the redemptions and repayments of long-term debt for the three months ended June 30, 2012 and 2011. Represents a $21.1 million and $8.3 million loss (recorded in Other expense, net) realized on the redemptions and repayments of long-term debt for the six months ended June 30, 2012 and 2011.
(e)	During the second quarter of 2012, the Company increased its liability related to the dual power inverter module extended coverage program due to claims data and additional design issues identified during introduction of replacement units. The increase in liability resulted in a charge of approximately $9.4 million (recorded in Selling, general and administrative expenses) for the three and six months ended June 30, 2012.
(f)	Represents a $2.3 million settlement charge (recorded in Other expense, net) related to the settlement of pension obligations for qualified hourly employees from the Company’s hourly defined benefit pension plan to General Motors’ pension plan.
(g)	Represents $1.7 million and $2.6 million of unrealized losses (recorded in Other expense, net) on the mark-to-market of our foreign currency and commodities contracts for the three months ended June 30, 2012 and 2011, respectively. Represents $1.0 million and $1.0 million of unrealized losses (recorded in Other expense, net) on the mark-to-market of our foreign currency and commodities contracts for the six months ended June 30, 2012 and 2011, respectively.
(h)	Represents $56.9 million (recorded in Other expense, net) of premiums and expenses related to the tender offer of 11.25% senior toggle notes due 2015 in the second quarter of 2011.
(i)	Represents $0.6 million ($0.1 million recorded as Cost of sales and $0.5 million recorded as Engineering – research and development) of restructuring expenses related to a second quarter 2011 salaried employee headcount reduction program.
(j)	Represents a ($2.0) million ($0.7 million recorded in Cost of sales, $0.7 million recorded in Selling, general and administrative expenses, and $0.6 million recorded in Engineering – research and development) favorable adjustment related to certain differences between benefits promised under a certain benefit plan and the administration of the plan.
(k)	Represents employee stock compensation expense and service fees (recorded in Selling, general and administrative expenses) paid to the Sponsors.